Williams & Webster, P.S.
Certified Public Accountants & Business Consultants
Bank of  America Financial Center  • 601 W. Riverside, Suite 1940  • Spokane, WA 99201 • Phone (509) 838-5I1I • Fax (509) 838-5114

June 10, 2008

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re:	Integrated Pharmaceuticals, Inc.
Commission File Number 000-50960

Dear Sirs:

We are in agreement with the statements made by the above registrant in its Form 8-K dated June 10, 2008.

Our independent auditor’s report on the financial statements of Integrated Pharmaceuticals, Inc. for the period ended December 31, 2007 contained no adverse opinion or disclaimer of opinion, nor was it modified as to audit scope, accounting principles or uncertainties.

There were no disagreements with Integrated Pharmaceuticals, Inc. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Sincerely,

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington

Bank of America Financial Center 800 Fifth Avenue, Suite 4100, Seattle, WA 98104 Phone (206) 447-1303 Fax (206) 470-1150	www.williams-webster.com Member of Russell Bedford International